SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2004

NEWMONT MINING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification Number)

1700 Lincoln Street

Denver, Colorado 8020

(Address and zip code of principal executive offices)

(303) 863-7414

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03—Material Modifications to Rights of Security Holders

The Executive Finance Committee (the “Committee”) of the Board of Directors of Newmont Mining Corporation (the “Company”), which has the full power and authority of the Board of Directors of the Company during intervals between meetings of the Board of Directors, approved, as of December 20, 2004, the Company’s entering into an amendment to the Rights Agreement (the “Rights Agreement”) dated as of February 13, 2002 between the Company and Mellon Investor Services LLC, as rights agent, accelerating the final expiration date of the outstanding rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock (the “Rights”) from February 13, 2012 to December 31, 2004. The effect of this amendment will be that the Company’s outstanding Rights will expire at the close of business on December 31, 2004 and the Rights Agreement pursuant to which the Rights had been issued will be of no further force or effect. The Committee acted on behalf of the Board following the approval by the Company’s stockholders at the April 2004 annual stockholders’ meeting on a stockholder proposal submitted on behalf of Mr. Emil Rossi requesting that the Company’s Board of Directors submit any adoption, maintenance or extension of the plan to a stockholders’ vote at Newmont’s next stockholders’ meeting. Subject to the fiduciary duty of the Company’s Board of Directors, the Board does not intend to adopt a replacement shareholder rights agreement or shareholder rights policy in 2005.

A copy of the press release announcing the early expiration of the Rights Agreement is attached as Exhibit 99.1 to this Form.

Item 5.03—Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Upon the expiration of the Rights Agreement and the Rights on December 31, 2004, as described in Item 3.03 above, the Company will file a Certificate of Elimination with the Secretary of State of Delaware eliminating the Certificate of Designations with respect to the Company’s Series A Junior Participating Preferred Stock which was issuable, under certain circumstances, upon exercise of the Rights.

Item 9.01—Financial Statements and Exhibits.

99.1	News Release Announcing Acceleration of Expiration of Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT MINING CORPORATION

By:	/s/ Britt D. Banks
Name:	Britt D. Banks
Title:	Vice President and General Counsel

Dated: December 21, 2004

EXHIBIT INDEX

Exhibit No.	Description
99.1	News Release Announcing Acceleration of Expiration of Rights Agreement.